Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Keryx Biopharmaceuticals, Inc.:

We consent to the incorporation by reference in the following registration statements of Keryx Biopharmaceuticals, Inc. of our report dated March 12, 2013, with respect to the consolidated balance sheets of Keryx Biopharmaceuticals, Inc. (the “Company”) as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2012, which report appears in the December 31, 2012 annual report on Form 10-K of the Company:

-	Form S-8 dated February 5, 2001 (File No. 333-55006)
-	Form S-8 dated September 29, 2004 (File No. 333-119377)
-	Form S-8 dated April 6, 2006, as amended (File No. 333-133052)
-	Form S-8 dated July 31, 2007 (File No. 333-145003)
-	Form S-8 dated March 25, 2010 (File No. 333-165710)
-	Form S-3 dated January 3, 2011 (File No. 333-171517)
-	Form S-3 dated January 30, 2013 (File No. 333-171517)
-	Form S-3 dated January 30, 2013 (File No. 333-186332)
-	Form S-3MEF dated January 30, 2013

/s/ UHY LLP

New York, New York

March 12, 2013